Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

THIRD QUARTER 2020 EARNINGS

Strong mortgage production, low cost of funds and controlled expenses led to increased pre-tax, pre-provision earnings for the nine months ended September 30, 2020 of 25% over same period in 2019

Asset quality remains stable as loan modifications decrease to 1.8% of total loans as of

October 30, 2020

OAKLAND, MARYLAND—November 10, 2020: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced earnings results for the nine- and three-month periods ended September 30, 2020 and 2019.

Third Quarter and Year to Date 2020 Financial Highlights:

•	Total assets at September 30, 2020 grew by $243.9 million since December 31, 2019, a 16.9% increase, due to loan growth of 13.5% ($142.0 million) and increased cash balances due to deposit growth of 20.6% ($235.3 million)

o	Paycheck Protection Program (“PPP”) loans totaled $148.9 million and were offset by a decline of $6.9 million in core loans, primarily influenced by a $40.0 million reduction in mortgage loans
o	Mortgage loan production, primarily in loans sold to the secondary market, totaled $101.8 million at September 30, 2020, leading to strong net gains of $1.5 million year-to-date and $0.7 million for the quarter
o	Mortgage loans were primarily sold to the secondary market due to the low interest rate environment and consumer preference for long-term, fixed rate loans
o	Total deposits increased by $235.3 million, driven equally by PPP and core deposit growth

•	Net interest margin, on a fully tax equivalent (“FTE”) basis, decreased to 3.43% at September 30, 2020 compared to 3.67% at September 30, 2019 and 3.68% at December 31, 2019 as a result of a reduction in loan yield and increased cash levels

•	Allowance for Loan Losses (“ALL”) to loans outstanding, including PPP loan balances, was 1.36% at September 30, 2020 compared to 1.20% at September 30, 2019 and 1.43% at June 30, 2020. The ALL to loans outstanding, excluding PPP loan balances of $148.9 million, was 1.55%.

•	Consolidated net income increased to $5.0 million for the three months ended September 30, 2020 compared to $4.5 million for the same period of 2019, basic and diluted net income per share were both $0.70 for the third quarter of 2020 and were both $0.63 for the third quarter of 2019

•	Other operating income, excluding gains, declined due primarily to the receipt of $1.1 million of Bank Owned Life Insurance (“BOLI”) death benefit proceeds in the third quarter of 2019

•	Net gains of $1.2 million were recorded for the third quarter of 2020, consisting of $0.7 million from mortgage sales and $0.6 million from the sale of investments. Other operating expense decreased due primarily to decreased salaries and benefits and Other Real Estate Owned (“OREO”) expenses, offset by increased legal costs

“2020 has been a year driven by loan production as our team of dedicated associates have processed $148.9 million in PPP loans, $102.0 million in residential mortgages and core commercial loans. We have also seen robust increases in deposits and wealth management fees despite volatile markets. Expenses have been controlled as we continue to focus on improving our efficiencies bank-wide. Net income, pre-provision, pre-tax remains strong, increasing 25% year-to-date over this same period last year. These efforts, amidst a global pandemic, social unrest, and a volatile economic environment, demonstrate our passion and commitment to our customers, communities and shareholders. I am very proud of our associates as they have demonstrated flexibility and adaptability during these challenging times” commented Carissa L. Rodeheaver, Chairman, President and Chief Executive Officer.

Response to COVID-19

Our COVID-19 protocol continued through the third quarter as we continued our focus of protecting the health, safety, and financial well-being of our associates and customers. During the quarter, we continued our efforts of a high level of communication, enhanced usage of electronic and digital banking and a heightened scrutiny of fraud and internal controls while continuing to deliver our full array of financial services to our customers. We continued our efforts to relieve the financial pressures for customers as follows:

o	Waived certificates of deposit early withdrawal penalties and overdraft fees for non-sufficient funds
o	Temporarily waived positive pay/Treasury Management fees for new customer signup for fraud prevention
o	Continued to manage loan modifications and deferral programs for eligible consumer and commercial loan customers experiencing hardships; 42 active loan modifications totaling approximately $19.2 million, or 1.8% of the loan portfolio as of October 30, 2020
o	Temporarily suspended repossession and foreclosure activity
o	Continued frequent communication with associates and borrowers, keeping them apprised of changing regulations regarding PPP loan forgiveness
o	Processed approximately 1,174 PPP loan applications totaling $148.9 million through October 25, 2020
o	During the month of October, we reopened our community office lobbies while maintaining proper safety controls. We have made the decision to have non-retail associates continue to work remotely for the near future to limit exposure for our associates

Balance Sheet Overview

Total assets at September 30, 2020 increased by $243.9 million to $1.7 billion from December 31, 2019. During the first nine months of 2020, cash and interest-bearing deposits in other banks increased by $105.6 million, the investment portfolio decreased by $2.9 million and gross loans increased by $142.0 million offset by the increase to the ALL of $3.7 million. The increase in cash was due to continued deposit growth, consisting of both core deposit growth and deposits related to the PPP loans, cash flow from calls on the investment portfolio, commercial loan payoffs in the first quarter as well as continued refinances of balances in our mortgage portfolio. OREO balances declined slightly due to minimal activity in this portfolio during the first nine months of 2020. Total liabilities increased by $239.6 million. This increase was attributable to the strong deposit growth of $235.3 million, inclusive of the remaining deposit balances related to the PPP loans at September 30, 2020. The deposit growth, excluding the PPP deposits, during the first nine months of 2020 was due to increased relationship balances as we continued to grow core relationships and customers favored insured products given the volatile economic environment. Our Treasury Management overnight investment sweep increased by $3.9 million as we saw growth in existing municipality accounts during the third quarter of 2020. Total shareholders’ equity increased by $4.3 million in the first nine months of 2020, primarily due to the increase in earnings attributable to year-to-date net income offset by common stock dividends of $2.7 million and the decline in surplus related to the stock repurchase of $2.7 million during the first quarter of 2020.

Outstanding loans increased to $1.2 billion at September 30, 2020 when compared to December 31, 2019. The $142.0 million of growth was primarily attributable to the participation in the Small Business Administration (“SBA”) PPP loan program and core commercial loan growth offset by a decline in our mortgage loan portfolio. Commercial real estate (“CRE”) loans increased by $17.8 million due to expansion of several new customer relationships as well as an increase in small business loans. Acquisition and development (“A&D”) loans increased by $9.4 million as new production offset amortization and payoffs. Commercial and industrial (“C&I”) loans increased by $155.4 million, including $148.9 million of PPP loans. The growth in the commercial portfolios, was offset by a decline in residential mortgage loans of $39.7 million as refinancing activity continued during the third quarter. Given the current low interest rate environment, the customer prefers the longer-term fixed rate loans. Management has elected to utilize the secondary market rather than portfolio the loans at this time. The consumer loan portfolio declined slightly by $0.9 million during the first nine months of 2020.

Commercial loan production for the first nine months of 2020 was approximately $101.6 million.  Commercial construction funding continues to ramp up as projects are entering their larger draw periods, which should result in increased outstanding balances.  At quarter end, unfunded, committed commercial construction equaled $43.7 million. Commercial amortization and payoffs were approximately $40.4 million through September 30, 2020.  Consumer mortgage production continued at a record pace with production of approximately $101.8 million for the first nine months of 2020.  The production and pipeline mix of in-house, portfolio loans and investor loans have continued to even out during the third quarter.  The consumer mortgage pipeline remained robust as of September 30, 2020 at $36.9 million, consisting of $16.4 million in portfolio loans and $20.5 million in investor loans.

Management notes that the emergence of COVID-19 as a global pandemic during the first nine months of 2020 has resulted in significant deterioration in general economic conditions and has caused a deterioration in the environment in which the Corporation operates. This uncertainty has resulted in a significant decrease in the market prices for the stock of institutions in the financial services industry, including the Corporation.  Based on the totality of the circumstances and the impact of the economic conditions on the stock price, the events more likely than not reduce the fair value of a reporting unit below its carrying amount, including goodwill. As such, a quantitative analysis of the fair value of the Corporation as of September 30, 2020 was performed.

We utilized an independent third party in our analysis which considered both income and market approaches. Based on the results of this analysis, management concluded the fair value of the Corporation exceeded its carrying value and no impairment was recognized.

Total deposits at September 30, 2020 increased by $235.3 million when compared to deposits at December 31, 2019. During the first nine months of 2020, non-interest-bearing deposits increased by $125.3 million. This growth was driven by our retail and commercial markets as well as deposits from PPP loans. Traditional savings accounts increased by $25.5 million, as we continue to see significant growth in our Prime Saver product. Total demand deposits increased by $37.6 million and total money market accounts increased by $65.1 million, due primarily to growth in our variable rate Value Money Market account. Time deposits less than $100,000 decreased by $4.9 million and time deposits greater than $100,000 decreased by $13.3 million. The decline in time deposits greater than $100,000 was due to a local municipality utilizing a maturing certificate of deposit for cash needs during this unprecedented economic environment as well as our repayment of the full outstanding balance of $10.0 million in a brokered CD that matured in May 2020.

The book value of the Corporation’s common stock was $18.63 per share at September 30, 2020, compared to $17.71 per share at December 31, 2019. At September 30, 2020, there were 6,988,998 outstanding shares of the Corporation’s common stock. In March 2020, the Corporation purchased 145,291 shares of the Corporation’s common stock at an average price of $18.96 per share pursuant to the previously announced stock repurchase program. The program, the term of which expires on November 20, 2020 unless sooner terminated or extended by the Board, will be further utilized as the Board and management deem appropriate.

Income Statement Overview

Consolidated net income was $9.3 million for the nine months ended September 30, 2020 compared to $10.2 million for the nine months ended September 30, 2019. Basic and diluted net income per share for the first nine months of 2020 were both $1.32, compared to basic and diluted net income per share of $1.44 for the same period of 2019, an 8.3% decrease. The decrease in earnings was primarily due to an increase in the provision for loan losses of $4.3 million, offset by an increase in net interest income of $2.0 million, an increase of $0.7 million in other operating income, including gains, and a decrease in other operating expenses of $0.7 million. The increase in provision expense for the first nine months of 2020 was driven by an increase in the qualitative factors reflecting the uncertainty of the economic environment related to the COVID-19 health crisis and its impact on our borrowers. Of the $5.0 million expense for the first nine months, $4.4 million was related to qualitative factor adjustments and $0.6 million was related to loan growth and the change in mix at higher reserve levels. The net interest margin, on a FTE basis, declined for the nine months ended September 30, 2020 to 3.43% compared to 3.67% at September 30, 2019.

Consolidated net income was $5.0 million for the third quarter of 2020 compared to $4.5 million for the third quarter of 2019. Basic and diluted net income per common share for the third quarter of 2020 were both $0.70, compared to basic and diluted net income per common share of $0.63 for the third quarter of 2019. Net interest income increased slightly by $0.3 million when comparing the third quarter of 2020 to the third quarter of 2019. The increase in net interest income was due to the decrease in interest expense of $0.7 million offset by a decrease in interest income of $0.3 million when comparing the third quarters of 2020 and 2019. Other operating income for the third quarter of 2020 decreased by approximately $1.0 million when compared to the same period of 2019. Service charge income, particularly non-sufficient funds (“NSF”) income, declined as a result of significantly reduced overdraft activity during the third quarter of 2020 when compared to the third quarter of 2019. Trust and brokerage income increased slightly due to increased production and market values on assets under management. These increases were offset by the reduction in BOLI income due to the receipt of $1.1 million in death benefits in the third quarter of 2019. Net gains increased $1.1 million when comparing the third quarter of 2020 to the third quarter of 2019. As prepayment speeds were elevated due to the low rate environment and investments were prepaying at par, we made the decision to capture $0.6 million in gains on the sale of investments. Higher levels of gains of approximately $0.7 million on the sale of mortgage loans to the secondary market, related to the high volume of refinancing activity at historically low rates, continued during the third quarter of 2020. Other operating expenses decreased by $0.7 million when comparing the third quarter of 2020 to the third quarter of 2019. This decrease was driven by the decrease in salaries and benefits related to reduced headcount, reduced health insurance costs and the salary costs associated with loan originations. Other miscellaneous expenses, such as contributions, office supplies, travel and lodging, schools and seminars, mileage and business-related meals, declined as a result of limitations imposed due to the pandemic. These decreases were offset by an increase in data processing fees and increased legal expenses. The net interest margin for the third quarter of 2020 and the third quarter of 2019, on an FTE basis, was 3.12% and 3.62%, respectively. The reduced margin was attributable to lower loan yields and increased cash levels.

Net-Interest Income (Tax-Equivalent Basis -Non-GAAP)

Net interest income, on a non-GAAP, FTE basis, increased $2.0 million (5.7%) during the nine months ended September 30, 2020 when compared to the nine months ended September 30, 2019 due to a $0.9 million (2.1%) increase in interest income. Interest expense decreased $1.1 million during the same time period, despite an increase in average balances of $62.8 million. The net interest margin for the nine months ended September 30, 2020 was 3.43%, compared to 3.67% for the nine months ended September 30, 2019. The impact of average balances of PPP loans of approximately $91.0 million, offset by the $1.5 million of interest and fees related to these loans, had a negative impact on the margin of approximately 9 basis points. The margin was also negatively impacted by the 2.25% drop in the Fed Funds rate since August 2019, which resulted in loan production and loans repricing at lower rates. These factors resulted in a decrease of approximately 16 basis points in the loan yield when compared to the nine months ended September 30, 2019.

Comparing the nine months ended September 30, 2020 to the same period of 2019, the increase in interest income was due to a $2.0 million increase in interest and fees on loans. Excess cash balances attributable to deposit growth were invested at the lower Fed Funds rate which negatively impacted interest income for the nine months ended September 30, 2020. The increase in interest and fees on loans was due primarily to an increase in average balances of $136.6 million, primarily driven by the PPP loans but offset by the declining yield. The rate earned on the loan portfolio decreased by 37 basis points as a result of the significant decline in the rate environment over the past year and the high volume of PPP loans at the low 1.00% interest rate as noted above. Additionally, the average balance of the investment portfolio decreased by $9.3 million due primarily to calls and sales of securities. The rate earned on investments decreased by 26 basis points due to the calls as well as the reduced rate on the adjustable rate trust preferred CDO portfolio.

Interest expense on our interest-bearing liabilities decreased $1.1 million during the nine months ended September 30, 2020 when compared to 2019 due to continued rate reductions on our deposit products in response to the declining rate environment, particularly our money market products. The average balance of money market accounts increased $51.1 million during the first nine months of 2020 when compared to the same period of 2019, while the rate on these accounts decreased by 34 basis points. We continue to monitor the rate environment in our markets and have been able to proactively reduce rates on our deposit products to mitigate the reduced interest income on our loan portfolio. Average growth of $93.9 million in our non-interest bearing accounts benefited our overall cost of deposits. Deposit growth was attributable to PPP funding and organic deposit growth in low cost core deposits with existing customers as well as new relationship customers through the first nine months of 2020.

Net interest income, on an FTE basis, increased $0.3 million (2.7%) during the third quarter of 2020 over the same period in 2019 and was driven by a decrease in interest expense of approximately $0.7 million (21.7%), offset by a $0.3 million (2.2%) decrease in interest income. The net interest margin for the third quarter of 2020 was 3.12%, compared to 3.62% for the third quarter of 2019. As noted above, the participation in the PPP loan program and the reduced rate environment negatively impacted our margin during the third quarter.

Comparing the third quarter of 2020 to the same period of 2019, the decrease in interest income was primarily due to a $0.4 million increase in interest and fees on loans, offset by a $0.7 million decrease in investment and other interest income. The increase in interest and fees on loans was due to an increase in average balances of $213.1 million. The increase in average balances was attributable to PPP loans of approximately $145.0 million and new loans booked during the third quarter, all at lower rates. This increased activity, combined with existing loans repricing at lower rates, contributed to the decrease of 75 basis points in the rate earned on the portfolio. During the third quarter, we continued to see pricing pressure in all markets as borrowers sought to take advantage of the reduced rate environment. Excess cash balances related to deposit growth, invested at the lower Fed funds rate, also negatively impacted interest income. Higher cash balances were maintained to preserve liquidity due to economic uncertainties.

Interest expense on our interest-bearing liabilities decreased by $0.7 million during the third quarter of 2020 when compared to the same period of 2019, due primarily to reductions in rates on the deposit portfolio and certificates of deposit rolling over at lower rates.

Asset Quality

The ALL was $16.2 million at September 30, 2020 compared to $12.5 million at December 31, 2019, an increase of 29.1% that resulted primarily from adjustments to qualitative factors associated with the negative trend in the economic outlook directly related to COVID-19. The provision for loan losses was $5.0 million for the nine months ended September 30, 2020 and $0.7 million for the nine months ended September 30, 2019. Net charge-offs of $1.3 million were recorded for the first nine months of 2020, compared to net recoveries of $0.3 million for 2019. COVID-19 related factor adjustments of $6.3 million were offset by the re-allocation of a $1.3 million specific on an adversely classified, non-accrual loan as discussed below. Absent the COVID-19 related qualitative factor adjustments for the nine months, the provision expense would have been approximately $0.6 million that was primarily attributable to non-PPP growth in the portfolio. The ratio of the ALL to loans outstanding, including PPP loan balances, was 1.36% at September 30, 2020 compared to 1.20% at September 30, 2019 and 1.43% at June 30, 2020. The ALL to loans outstanding, excluding PPP loan balances of $148.9 million, was 1.55%.

While the pandemic has had an impact on most industries, some have been more impacted than others. In accordance with Section 4013 of the CARES Act and the interagency statement, we have not accounted for such loans as troubled debt restructurings (“TDRs”), nor have we designated them as past due or nonaccrual. The following table includes data on our consumer, residential mortgage and commercial loan portfolios, including a breakdown by industry, and the percentage of the portfolio that has been modified through October 30, 2020 as a result of COVID-19. For comparative purposes, modifications reported through July 31, 2020 are included. Additional information will be provided in the quarterly Form 10Q.

	Total Loans at 9/30/20 (*)			COVID Modifications Still In Effect at 10/30/20			COVID Modifications Still In Effect at 7/31/20
Industry Category	# of Loans (**)	Balance (000s)	Balance as % of Total Portfolio	# of Loans (**)	Balance (000s)	Balance as % of Category	# of Loans (**)	Balance (000s)	Balance as % of Category
RE/Rental/Leasing - NOO	90	$124,370	11.9%	-	$-	0.0%	25	$53,664	44.4%
RE/Rental/Leasing - All Other	320	100,358	9.6%	2	141	0.1%	43	23,562	25.2%
Construction - Developers	20	57,977	5.6%	-	-	0.0%	1	2,975	5.2%
Accommodations	33	47,857	4.6%	6	13,519	28.2%	12	33,246	70.0%
Services	207	45,926	4.4%	-	-	0.0%	26	15,539	34.9%
RE/Rental/Leasing - Multifamily	60	34,048	3.3%	-	-	0.0%	16	8,564	25.9%
Health Care/Social Assistance	107	32,204	3.1%	-	-	0.0%	24	11,447	36.9%
RE/Rental/Leasing - Developers	39	25,840	2.5%	-	-	0.0%	3	6,773	23.3%
Manufacturing	50	25,519	2.4%	-	-	0.0%	7	10,710	41.6%
Construction - All Other	268	24,199	2.3%	5	396	1.6%	19	3,142	12.2%
Prof/Scientific/Technical	108	19,820	1.9%	-	-	0.0%	25	7,521	34.1%
Trade	109	16,890	1.6%	-	-	0.0%	5	1,405	9.1%
Transportation/Warehousing	226	15,979	1.5%	-	-	0.0%	5	235	1.6%
Public Administration	32	11,110	1.1%	-	-	0.0%	-	-	0.0%
Food Service	46	10,536	1.0%	-	-	1.9%	11	3,003	31.6%
Entertainment/Recreation	24	8,341	0.8%	1	284	3.4%	6	2,626	36.3%
Agriculture	52	4,595	0.4%	-	-	0.0%	2	508	11.0%
Energy	12	1,645	0.2%	-	-	0.0%	-	-	0.0%
Total Commercial	1,803	607,214	58.2%	14	14,340	2.4%	230	184,920	31.1%
Total Residential Mortgage	2,157	334,185	32.0%	16	4,508	1.3%	93	26,089	7.6%
Total Consumer	6,508	102,091	9.8%	12	403	0.4%	60	3,444	3.3%
Total Loans	10,468	$1,043,490	100.0%	42	$19,251	1.8%	383	$214,453	20.6%

(*) Excluding 1,174 PPP Loans totaling $148,855 million

(**) Including active loans / lines with no outstanding balance

As indicated above, loans in active modification status declined significantly during the third quarter of 2020 as businesses started to open back up and begin to return to a more normal operating environment. We continue to communicate with our borrowers, as there is still some uncertainty as to how long the pandemic will last.

The ratio of net charge offs to average loans for the quarter ended September 30, 2020 was an annualized 0.16%, compared to net recoveries to average loans of 0.03% for the quarter ended September 30, 2019. Details of the ratio, by loan type are shown below. The increase in net charge offs in the A&D portfolio is related to the $1.1 million charge off on the adversely classified non-accrual participation loan during the third quarter. Our special assets team continues to effectively collect on charged-off loans, resulting in ongoing overall low charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans
	9/30/2020	9/30/2019
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.03%	0.03%
Acquisition & Development	(1.21)%	0.12%
Commercial & Industrial	(0.06)%	0.00%
Residential Mortgage	(0.01)%	0.05%
Consumer	(0.59)%	(0.34)%
Total Net (Charge Offs)/Recoveries	(0.16)%	0.03%

Non-accrual loans totaled $10.3 million at September 30, 2020, compared to $10.8 million at December 31, 2019. The decrease in non-accrual balances at September 30, 2020 was primarily due to the charge-off of $1.1 million of a specific allocation attributable to the $8.3 million A&D participation loan that was added to non-accrual loans in the first quarter of 2019.  During the third quarter, a purchase agreement for a parcel of acreage within the development was signed with a large warehouse franchise with an anticipated closing date in December 2020. This loan is serviced by another lender. A new appraisal is in process; however, based on the sales contract price, management estimated the value of our credit and charged off $1.1 million of the $2.4 million specific allocation. The remaining $1.3 million of the specific was re-allocated into qualitative factor adjustments due to the continued uncertainty in the portfolio. The foreclosure date was held on November 2, 2020. The property did not sell at auction and will be booked to OREO. We anticipate a reduction to the OREO balance of approximately $2.0 million once the sale of the parcel is consummated in December.

Non-accrual loans that have been subject to partial charge-offs totaled $7.3 million at September 30, 2020 and $0.2 million December 31, 2019. Loans secured by 1-4 family residential real estate properties in the process of foreclosure were $0.3 million and $0.1 million at September 30, 2020 and December 31, 2019, respectively. Foreclosure and repossession activity have been temporarily suspended as a result of COVID-19, except as noted above on the A&D participation loan. As a percentage of the loan portfolio, accruing loans past due 30 days or more decreased to 0.73%, including PPP loans, or 0.83% excluding PPP compared to 0.67% at September 30, 2019. This increase was related to one credit totaling $6.7 million.

Non-Interest Income and Non-Interest Expense

Other operating income, including gains, increased $0.7 million for the nine months ended September 30, 2020 when compared to 2019. The increase was primarily attributable to the $1.8 million increase in net gains offset by a $1.0 million decline in BOLI income due to the receipt of $1.1 million death benefits in the third quarter of 2019. Service charge income, primarily NSF income, decreased as the consumer and business overdraft activity decreased in the first nine months quarter of 2020 due to reduced consumer spending as well as the receipt of stimulus and PPP funding. The increase in net gains was a result of increased fees on the sale of loans related to the high volume of mortgage refinancing activity due to historically low rates, as well as gains on the sale of investments. As prepayment speeds on investments held for sale were elevated due to the low rate environment and the investments were prepaying at par, we made the decision to capture $0.6 million in gains on the sale of these investments. Trust and brokerage income remained stable, impacted by market volatility early in the year which impacted fees that are directly related to the value of assets under management. Debit card income was stable for the nine months ended September 30, 2020 when compared to the same period of 2019 despite reduced consumer spending.

Other operating expenses decreased $0.7 million for the nine months ended September 30, 2020 when compared to the same period of 2019. Salaries and benefits decreased $2.4 million, primarily due to the $1.7 million salary expense offset related to loan originations, primarily related to PPP loans, as well as reduced headcount resulting from the voluntary separation program implemented in the fourth quarter of 2019 and reduced life and health insurance costs. These reductions offset the annual merit increases awarded to our associates in April 2020. Federal Deposit Insurance Corporation premiums increased slightly due to credits received on quarterly assessments in 2019. Equipment, occupancy and technology expenses increased $0.4 million when compared to 2019 due to final branch modernizations placed into service in the fourth quarter of 2019 and the first quarter of 2020. Professional services increased $1.7 million as a result of increased legal and professional expenses due to costs related to the 2020 annual meeting of shareholders (the “2020 Meeting”) and related proxy contest. Investor relations expenses increased $1.0 million, which is also related to the 2020 Meeting and related proxy contest. OREO expenses decreased $1.3 million due to valuation allowance write-downs in 2019. Increased marketing, consulting, fraud expenses and Visa processing fees, were offset by reductions in schools and seminars, contributions, dues and licenses, office supplies, mileage, contract labor, business related meals and other employee benefits expenses, most of which were related to limited operations as a result of the pandemic and management’s continued focus on cost savings and efficiencies.

Other operating income, including gains, for the third quarter of 2020 increased by approximately $0.1 million when compared to the same period of 2019. Service charge income, particularly NSF income, declined as a result of significantly reduced overdraft activity during the third quarter of 2020 when compared to the third quarter of 2019. Trust and brokerage income increased slightly due to increased production and market values on assets under management. These increases were offset by the reduction in BOLI income due to the receipt of $1.1 million in death benefits in the third quarter of 2019. Net gains increased $1.1 million when comparing the third quarter of 2020 to the third quarter of 2019. As prepayment speeds were elevated due to the low rate environment and investments were prepaying at par, we made the decision to capture $0.6 million in gains on the sale of investments. Higher levels of gains of approximately $0.7 million on the sale of mortgage loans to the secondary market, related to the high volume of refinancing activity at historically low rates, continued during the third quarter of 2020.

Other operating expenses decreased $0.7 million when comparing the third quarter of 2020 to the third quarter of 2019. Salaries and benefits decreased $0.9 million due to reduced headcount associated with the voluntary separation program introduced in the fourth quarter of 2019, reduced health insurance costs and the salary expense offset associated with the origination of loans during the third quarter. Equipment, occupancy and data processing expenses increased by $0.2 million. Legal and professional expenses increased by $0.3 million when comparing the third quarter of 2020 to the same time period of 2019 attributable to the litigation discussed below under the heading, “Recent Litigation”. OREO expenses decreased by $0.3 million when comparing the third quarter of 2020 to the third quarter of 2019 due to valuation allowance write-downs on properties in the third quarter of 2019. Other miscellaneous expenses such as marketing, consulting, miscellaneous, trust department expenses increased slightly but were offset by decreases in contributions, personnel related expenses, postage, travel and lodging, mileage, contract labor, schools and seminars and business-related meals. Most of the expense reductions are related to limited operations as a result of the pandemic and management’s continued focus on cost savings and efficiencies.

The effective income tax rate as a percentage of income for the nine months ended September 30, 2020 and 2019 was 22.1% and 20.3%, respectively. The increase in the tax rate was primarily due to the reduction in tax exempt income related to reduced BOLI income.

Recent Litigation

In September 2020, Driver Opportunity Partners I LP (“Driver”) filed a lawsuit against the Company, its current directors, and two former directors in which Driver alleges that certain actions by the Company and the director defendants taken in connection with the 2020 Meeting and Driver’s related proxy contest breached certain duties owed to Driver and constituted tortious conduct (the “Driver Litigation”). Driver is seeking unspecified amounts of actual and punitive damages and is asking the court to void the results of the 2020 Meeting and require the Company to hold another meeting of shareholders for the purpose of electing directors. The Company believes that Driver’s claims lack merit and intends to defend the Driver Litigation vigorously. The Company maintains insurance coverages that it believes will cover portions of the legal expenses associated with the Driver Litigation and any damages that might be awarded to Driver. It is not possible at this time for the Company to assess the likelihood of success of any of its defenses or, thus, the outcome of the Driver Litigation, or the amount of associated legal fees.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors", including the risk factor set forth in First United’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2019 entitled, “The outbreak of the recent coronavirus (‘COVID-19’), or an outbreak of another highly infectious or contagious disease, could adversely affect the Corporation’s business, financial condition and results of operations.” and any updates thereto that might be contained in subsequent reports filed by First United.  The risks and uncertainties associated with the COVID-19 pandemic and its impact on First United will depend on, among other things, the length of time that the pandemic continues; the duration of the potential imposition of further restrictions on travel in the future; the effect of the pandemic on the global, national, and local economies and on the businesses of our borrowers and their ability to make payments on their obligations; the remedial actions and stimulus measures adopted by federal, state, and local governments; and the inability of employees to work due to illness, quarantine, or government mandates.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	Three Months Ended				Nine Months Ended
	September 30,	September 30,	June 30,	March 31,	September 30,
(Dollars in thousands, except per share data)	2020	2019	2020	2020	2020	2019
Results of Operations:
Interest income	$14,253	$14,600	$15,104	$14,616	$43,973	$43,083
Interest expense	2,351	3,004	2,448	2,729	7,528	8,614
Net interest income	11,902	11,596	12,656	11,887	36,445	34,469
Provision for loan losses	160	(13)	2,167	2,654	4,981	669
Other operating income	3,978	4,979	3,425	4,008	11,411	12,544
Net gains	1,176	89	794	41	2,011	185
Other operating expense	10,540	11,246	11,427	11,005	32,972	33,677
Income before taxes	$6,356	$5,431	$3,281	$2,277	$11,914	$12,852
Income tax expense	1,396	938	711	522	2,629	2,605
Net income	$4,960	$4,493	$2,570	$1,755	$9,285	$10,247

Per share data:
Basic/ Diluted Net Income	$0.70	$0.63	$0.37	$0.25
Dividends declared per share	$0.13	$0.13	$0.13	$0.13
Book value	$18.63	$18.20	$17.82	$17.01
Tangible book value per share	$17.06	$16.65	$16.25	$15.43

Closing market value	$11.71	$22.00	$13.34	$14.29
Market Range:
High	$13.88	$23.24	$15.95	$24.99
Low	$10.74	$19.03	$11.00	$11.09

Shares outstanding at period end: Basic	6,988,998	7,107,666	6,983,523	6,966,898
Shares outstanding at period end: Diluted	6,994,068	7,107,666	6,988,593	6,991,902

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.79%	0.97%	0.57%	0.49%
Return on average shareholders' equity	9.87%	10.96%	6.97%	5.62%
Net interest margin (Non-GAAP), includes tax exempt income of $679, $649, $449 and $223	3.43%	3.67%	3.61%	3.69%
Net interest margin GAAP	3.37%	3.59%	3.53%	3.63%
Efficiency ratio	64.99%	68.30%	70.26%	68.29%

	September 30,	December 31,		September 30,
	2020	2019		2019
Financial Condition at period end:
Assets	$1,685,907	$1,442,027		$1,440,964
Earning assets	$1,422,341	$1,270,747		1,223,358
Gross loans	$1,192,345	$1,050,369		997,284
Commercial Real Estate	$353,272	$335,504		295,255
Acquisition and Development	$127,299	$117,890		113,790
Commercial and Industrial	$277,723	$122,352		111,291
Residential Mortgage	$398,709	$438,424		441,084
Consumer	$35,342	$36,199		35,864
Investment securities	$222,382	$225,284		231,680
Total deposits	$1,377,284	$1,142,031		1,136,787
Noninterest bearing	$419,935	$294,649		283,067
Interest bearing	$957,349	$847,382		853,720
Shareholders' equity	$130,237	$125,940		129,336

Capital ratios:

Tier 1 to risk weighted assets	14.89%	15.17%		15.82%
Common Equity Tier 1 to risk weighted assets	12.59%	12.79%		13.32%
Tier 1 Leverage	10.37%	11.77%		11.68%
Total risk based capital	16.14%	16.29%		16.95%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(985)	$(85)		$9
Nonperforming assets: (Period End)
Nonaccrual loans	$10,344	$10,849		$11,713
Loans 90 days past due and accruing	813	725		22
Total nonperforming loans and 90 day past due	$11,157	$11,574		$11,735

Restructured loans	$4,477	$4,166		$4,134
Other real estate owned	$3,787	$4,127		$4,721

Allowance for loan losses to gross loans	1.36%	1.19%		1.20%
Allowance for loan losses to gross loans, excluding PPP loans	1.55%	-		-
Nonperforming and 90 day past due loans to total loans	0.94%	1.10%		1.18%
Nonperforming loans and 90 day past due loans to total assets	0.66%	0.80%		0.81%